                                                                    Exhibit 3


                   AMENDED AND RESTATED SHAREHOLDER AGREEMENT

         THIS AMENDED AND RESTATED SHAREHOLDER AGREEMENT, dated as of this 29th day of February, 1996, is by and among Dartmouth Capital Group, Inc., a Delaware corporation (the "Corporation"), Dartmouth Capital Group, L.P., a Delaware limited partnership (the "Partnership"), Robert P. Keller ("Keller"), and each of the persons signatory to a Signature Page to this Agreement (each individually, a "Purchaser", and collectively, the "Purchasers", and collectively with Keller, the "Shareholders") (all of the foregoing being collectively referred to as the "Parties").

                                    RECITALS
         WHEREAS, the Partnership and the Corporation (which is the sole general partner of the Partnership) have been organized for the purpose of identifying, evaluating and acquiring equity or other interests in, or certain assets and liabilities of, one or more financial institutions and/or similar or related businesses (collectively, the "Venture");

         WHEREAS, in order to provide the funds to conduct the first phase of the Venture, the Corporation sold to the Purchasers shares ("Shares") of the Corporation's common stock, par value $.01 (the "Common Stock"), pursuant to a Capital Contribution and Shareholder Agreement dated as of May 22, 1995 among the Parties (the "Original Agreement"), the net proceeds of which Shares were contributed by the Corporation to the capital of the Partnership;

         WHEREAS, the Parties have subsequently entered into a First Amendment to Capital Contribution and Shareholder Agreement, dated as of May 23, 1995 (the "First Amendment"), and a Second Amendment to Capital Contribution and Shareholder Agreement, dated as of July 18, 1995 (the "Second Amendment"); and

         WHEREAS, the Parties desire to amend and restate the Original Agreement in order to incorporate each of the First Amendment and the Second Amendment, to further amend the rights and obligations of each of the Parties, and to provide for the possible admission of additional Persons as stockholders of the Corporation and as Parties to this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, capitalized terms not defined in the preamble or the Recitals shall be defined as follows:

               ACT shall mean the Securities Act of 1933, as amended.

               AFFILIATE shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

               AGREEMENT shall mean this Amended and Restated Shareholder Agreement.

               BOOK-UP shall have the meaning given that term in Section 4 hereof.

               CAPITAL ACCOUNT shall have the meaning given that term in the Partnership Agreement.

               CAPITAL CALL shall mean a Capital Call under, and as that term is defined in, the Partnership Agreement and the Class A Subscription Agreement.

               CLASS A SUBSCRIPTION AGREEMENT shall mean a Subscription Agreement entered into by a Shareholder (or his or her Investor Affiliate) pursuant to the terms of the Partnership Agreement for the purchase of Class A Interests.

               INVESTOR AFFILIATE shall mean collectively, with respect to each Shareholder, all of such Shareholder's Affiliates that are Partners.

               NOMINEE shall mean a person, if any, proposed and nominated by a Shareholder in accordance with Section 5.1, or by a Nominating Limited Partner in accordance with Section 5.2, to serve as a Director of the Corporation.

               NOMINATING LIMITED PARTNER shall have the meaning given that term in Section 5.2 hereof.

               PARTNER and CLASS A PARTNER shall have the meanings respectively given those terms in the Partnership Agreement.

               PARTNERSHIP AGREEMENT shall mean whichever of (i) the Agreement of Limited Partnership by which the Partnership has been formed or (ii) the Amended and Restated Agreement of Limited Partnership dated as of February 29, 1996 restating the agreement referenced in the foregoing clause (i), in each case as the same may be amended from time to time and as in effect as of the applicable date.

               TARGET BUSINESS shall have the meaning given that term in the Partnership Agreement.

               TARGET BUSINESS INVESTMENT shall mean any transaction in which the Partnership will acquire an equity or other interest in, or certain assets and liabilities of, any Target Business.

         2. REDEMPTION OF SHARES. Each Shareholder acknowledges that the Partnership expects from time to time to make Capital Calls on the Shareholders or their Investor Affiliates, in their respective capacities as Class A Partners (to the extent the same remain Class A Partners), in the manner and in accordance with the terms set forth in the Partnership Agreement. In the event that a Shareholder or his or her Investor Affiliate fails to pay a Capital Call within the time period set forth in the Partnership Agreement (including any applicable notice or grace periods), the Corporation shall have the right, but not the obligation, to repurchase all Shares then held by such Shareholder at a price of $100 per Share. The Corporation's right to repurchase such Shareholder's Shares under this Section shall be suspended 120 days after the issuance of Class A Limited Partnership Interests to other Shareholders pursuant to the same Capital Call until any subsequent default by such Shareholder on his or her payment obligations arising out of any Capital Call.

         3. RIGHT OF FIRST REFUSAL.

         3.1 GENERALLY. Each Shareholder hereby grants each other Shareholder a right of first refusal to purchase his or her Shares on the terms and subject to the limitations contained in this Section 3.1 and in Section 3.2. In the event that a Shareholder proposes to sell or otherwise transfer all or any portion of his or her Shares to any person other than a person described in the last sentence of this Section 3.1, the Shareholder shall give written notice of the terms of such sale or transfer to each other Shareholder, offering the applicable Shares to each other Shareholder on the identical terms. Each Shareholder receiving such notice shall have twenty days from the date of the notice in which to notify the selling Shareholder of the recipient Shareholder's acceptance of the offer and intent to purchase the applicable Shares. In the event of multiple acceptances of a single offer, the offered Shares shall be divided and sold equally to all accepting Shareholders based upon the number of acceptances tendered, unless the selling Shareholder and all accepting Shareholders shall otherwise agree. If no recipient Shareholder accepts such offer, the selling Shareholder may transfer the applicable Shares on the terms set forth in the notice of intent to sell during the period ending ninety days following the date of such notice, provided that the transferee executes and delivers to the Corporation an Affirmation Agreement in the form attached hereto as Exhibit A. The right of first refusal contained in this Section 3.1 shall not apply to sales or other transfers to any Affiliate of such Shareholder or to any of such Shareholder's immediate family members, including any trust or other vehicle for the benefit of such persons.

        3.2 SUSPENSION TO ADMIT NEW SHAREHOLDER PARTY. In the event the Corporation determines, in accordance with Section 10, to admit additional persons as Shareholders under this Agreement, and in order to facilitate the admission of one or more such persons through transfers of then-outstanding Shares, the Corporation may suspend temporarily the rights granted to existing Shareholders under Section 3.1. Any such suspension shall apply solely to the transfer to the persons, and in the transactions, contemplated by the Corporation's determination under Section 10, and in the event such transfer fails to occur the existing Shareholders' rights under Section 3.1 shall resume without further action by the Corporation or any Shareholder.

        4. AGREEMENT REGARDING BOOK-UP OF PARTNERSHIP ASSETS. The Parties acknowledge that the Partnership Agreement provides that, immediately prior to any contribution of additional capital to the Partnership, the General Partner of the Partnership may adjust the Capital Account of each Partner to reflect the then-fair market value of the Partnership's net assets (a "Book-up"). The Corporation and the Shareholders hereby agree that, in the event that such capital is to be contributed to the Partnership at any time on or before May 22, 2000, whether in connection with an anticipated Target Business Investment or otherwise, they shall cause the General Partner to effectuate such a Book-up.

         5.  VOTING AGREEMENT.

         5.1 DESIGNATION OF DIRECTORS. Each Shareholder shall have the right to nominate one person to serve as a Director of the Corporation. Each Shareholder hereby agrees, subject to the provisions of Section 5.3 and any agreement between the Company and a Nominating Limited Partner, to vote all Shares now or hereafter owned or controlled, directly or indirectly, by such Shareholder and otherwise to use his or her best efforts as a stockholder of the Corporation (i) to set the number of Directors of the Corporation at a number equal to the number of Nominees having been nominated for the applicable election, (ii) to elect as Directors, at each election of Directors, each Nominee nominated for election at such time, and (iii) not to vote to remove any Director so elected during such Director's term unless (w) the Shareholder or Nominating Limited Partner that nominated such Director so votes, or (x) such Director has breached his or her fiduciary duties or been derelict in his or her duties to the Corporation, or (y) such Director or the Shareholder or Nominating Limited Partner that nominated such Director shall be a party to or otherwise participate in any claim, proceeding or lawsuit (including derivative suits brought in the name of the Corporation) against the Corporation, its officers, Directors or stockholders, or (z) such Director has been convicted of any misdemeanor adversely affecting the Company in any way, including its reputation, or any felony, or is barred by law from serving as a Director of a bank or bank holding company. Any vacancy on the Board created by the resignation, removal, incapacity or death of a Nominee shall be filled by another person proposed and nominated by the applicable Shareholder or Nominating Limited Partner.

        5.2 AGREEMENTS WITH NOMINATING LIMITED PARTNERS. Upon the vote of two-thirds of the Directors, the Company may enter into an agreement with a non-Shareholder Limited Partner of the Partnership (a "Nominating Limited Partner") whereunder such Nominating Limited Partner is granted the right to designate a Director of the Company. In the event the Company enters into such an agreement and the Nominating Limited Partner exercises its designation rights thereunder by nominating a person to serve as a Director, such nominee shall constitute a Nominee for purposes of Section 5.1 and each Shareholder agrees to vote to elect such Nominee as a Director, subject only to the limitations contained in Section 5.1 and the applicable agreement between the Company and the Nominating Limited Partner.

         5.3 TERMINATION OF DESIGNATION RIGHTS. Upon the earlier of (y) a Shareholder's transfer of more than 50% of his or her Shares other than a transfer to an Affiliate of such Shareholder or to one or more of such Shareholder's immediate family members (including any trust or other vehicle for the benefit of such persons), and (z) a default by a Shareholder on his or her payment obligations relating to any Capital Call, the right of such Shareholder (a "Passive Shareholder") to nominate a candidate for Director shall terminate, and each other Shareholder's obligation to vote for, and not to vote to remove, the Passive Shareholder's Nominee as a Director shall terminate.

         6.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

         6.1 BY THE PURCHASERS.

             (a) SECURITIES LAW MATTERS. Each Purchaser acknowledges that the Shares purchased by such Purchaser have not been registered under the Act, that there is not, and the Corporation does not anticipate that there will be, any market for the Shares, and that, whether or not such a market may hereafter exist, the Shares cannot be offered, sold, pledged or otherwise transferred within the meaning of the Act without an exemption from the registration requirements of the Act. Each Purchaser further represents and warrants that (i) he or she is an "accredited investor" within the meaning of Regulation D promulgated under the Act, (ii) he or she has sufficient knowledge and experience in business and financial matters to be capable of evaluating the merits and risks of an investment in the Shares and of any further investment in connection with any acquisition proposed as a result of the Venture, including without limitation pursuant to a Capital Call by the Partnership, (iii) he or she is able to bear the economic risks of an investment in the Shares and is, at the present time, able to afford a complete loss of such investment, and (iv) he or she is acquiring the Shares (or if the Shares were previously acquired, as of the time of his or her acquisition of the Shares, he or she acquired the Shares) for investment for his or her own account with no present intention of dividing his or her interest with others or of reselling or otherwise distributing the same in any transaction that would require registration under, or would be in violation of, the Act or any other securities law of the United States or of any State, without prejudice, however, to a Purchaser's right to sell or otherwise dispose of Shares under an effective registration statement or pursuant to an exemption from registration under the Act. Each Purchaser agrees that, fifteen days prior to any proposed transfer (other than a transfer pursuant to an effective registration statement under the Act), the Purchaser shall give written notice to the Corporation of such intended transfer, describing the manner and circumstances of the proposed transfer and, if requested by the Corporation, an opinion of counsel, reasonably satisfactory to the Corporation and addressed to the Corporation, to the effect that the proposed transfer may be effected without registration under the Act or any other securities law of the United States or any State together with such representation letters and/or other supporting materials as the Corporation may reasonably request.

             (b) INFORMATION PROVIDED TO PURCHASER. Each Purchaser represents and warrants that (i) such Purchaser has received and reviewed such information regarding the organization, capitalization, financial condition and investments of the Corporation and its Affiliates as such Purchaser has deemed necessary to his or her decision to make an investment in the Shares, (ii) the Corporation or its representatives have afforded such Purchaser and his or her advisors, if any, the opportunity to discuss an investment in the Shares and to ask questions concerning the Shares, the Corporation and the Venture, and the Corporation's representatives have provided answers to all such questions, and (iii) such Purchaser has not relied on any other Shareholder in determining to purchase Shares hereunder.

             (c) EXECUTION AND AUTHORITY. Each Purchaser represents and warrants that (i) such Purchaser has duly executed this Agreement, (ii) if such Purchaser is not a natural person, the Purchaser's execution of this Agreement and entrance into the other agreements hereunder, and its purchase of the Shares, have been duly authorized by all necessary corporate or other action, and the purchase of the Shares and the entrance into the Agreement has not contravened and will not contravene its charter, by-laws or any law, regulation or court order applicable to it, and (iii) such Purchaser is not a "creditor" as such term is defined in Regulation T of the Board of Governors of the Federal Reserve System.

        8.2 BY THE CORPORATION AND THE PARTNERSHIP. Each of the Corporation and the Partnership hereby jointly and severally makes the representations set forth below as of the date hereof for the benefit of each of the initial Shareholders, and as the date of admission of any additional Shareholder for the benefit of such Shareholder:

             (a) ORGANIZATIONAL MATTERS AND AUTHORIZATION OF AGREEMENT. Each of the Corporation and the Partnership is duly authorized and validly existing under the laws of the State of Delaware and has full power to perform its obligations hereunder and to conduct its business as presently proposed to be conducted. Each of the Corporation and the Partnership has taken all action necessary to authorize its performance of the agreements contained in the Agreement. The Agreement is the legal, valid and binding agreement of both the Corporation and the Partnership, enforceable against the Corporation and the Partnership in accordance with its terms, subject only to laws regarding bankruptcy, insolvency, reorganization moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding in law or at equity). Neither the Corporation nor the Partnership is (i) in violation of its Certificate of Incorporation or its by-laws (in the case of the Corporation) or its Certificate of Limited Partnership or Partnership Agreement (in the case of the Partnership), or (ii) to the knowledge of the Corporation and the Partnership, in violation of any law, administrative regulation, or court or other governmental decree or order applicable to it which violation would have a material adverse effect on the Corporation or the Partnership, as applicable, and the execution and delivery of this Agreement, the fulfillment of the terms herein set forth and the consummation of the transactions herein contemplated will not conflict with or constitute a breach of or a default under, the Corporation's Certificate of Incorporation or its by-laws or the Partnership's Certificate of Limited Partnership or Partnership Agreement, or any material law, administrative regulation or court or governmental decree applicable to the Corporation or the Partnership. Assuming that all representations and warranties of all Purchasers are true and correct, no consent, approval, authorization or other order of any regulatory body, administrative agency or other governmental body was legally required by or on behalf of the Corporation for the valid issuance and sale of the Shares sold under the Original Agreement or for the consummation of the transactions contemplated herein.

             (b) CAPITALIZATION AND EXPENSES. Schedule A attached hereto, as amended from time to time, contains a true, accurate and complete listing of the authorized and issued capital stock of the Corporation as of the date of this Agreement. The Purchase Price stated on such Schedule A has been received by the Corporation. The Corporation and the Partnership have no subsidiaries or Affiliates other than each other, those Shareholders constituting Affiliates and those Target Businesses in which the Partnership has heretofore consummated a Target Business Investment.

             (c) OTHER MATTERS. There are no actions, suits, or legal proceedings before or by any court or governmental agency or body pending or, to the knowledge of the Corporation or the Partnership, threatened, to which the Corporation or the Partnership is a party or of which the business or property of the Corporation or the Partnership is the subject that relate to or challenge the legality, validity or enforceability of this Agreement or any other documents or agreement executed or to be executed by the Corporation or the Partnership pursuant hereto or thereto or in connection herewith or therewith.

        9. ASSIGNMENT. A Shareholder's rights under this Agreement are assignable only with the prior written consent of the Corporation, which may be granted or withheld in the Corporation's sole discretion.

       10. ADDITION OF NEW SHAREHOLDERS. Each Party acknowledges that the Corporation may, from time to time, (i) deem it desirable to sell additional shares of Common Stock, or (ii) deem it desirable to facilitate one or more transfers of then-outstanding Shares, in each case on terms providing for the purchasers or transferees of such Common Stock to be afforded the same rights as are afforded the Shareholders hereunder. The Parties agree that, upon a two-thirds vote of the Board of Directors of the Corporation, the Corporation may admit such a purchaser or transferee as a Shareholder under this Agreement, with all of the rights, privileges and obligations as held by those persons who are Shareholders under this Agreement as initially executed, such admission to be effected by the new Shareholder's and the Corporation's execution of a counterpart signature page of this Agreement. By the execution of such a signature page, the new Shareholder shall be deemed to agree to each of the terms of this Agreement, including each of the representations and warranties made by a Shareholder as are contained herein. Any shares of Common Stock issued or transferred to such a new Shareholder will be deemed "Shares" for all purposes under this Agreement. A transferee of Shares who is admitted as a Shareholder pursuant to this Section 10 shall not be required to execute an Affirmation Agreement.

       11. AMENDMENT. Except as provided in the last sentence of this Section 11, this Agreement may be amended (including by restatement in its entirety) by an instrument in writing executed by (i) the Corporation, acting upon a two-thirds vote of its Board of Directors, and (ii) two-thirds (in number) of the Shareholders as of the applicable time. Any such amendment shall be binding upon all Parties, whether or not any such Party has executed such instrument of amendment. Notwithstanding the foregoing, Sections 4 and 5 may be amended only by an instrument in writing executed by all Parties.

       12. GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

       13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute a single instrument, and each such counterpart shall constitute an original.

       14. ENTIRE AND BINDING AGREEMENT; EFFECT ON PRIOR AGREEMENTS. This Agreement reflects the entire agreement of the Parties relating to the subject matter contained herein, supersedes all prior agreements of the parties relating to such subject matter, including without limitation the Original Agreement, the First Amendment and the Second Amendment, and is binding upon the Parties and their respective assigns and inuring to the extent provided herein to the benefit of the Parties and their respective permitted assigns. The Original Agreement, as amended by the First Amendment and the Second Amendment, is hereby terminated and shall hereafter be of no further force or effect.

         IN WITNESS WHEREOF, the parties have set their hands and seals as of the first date recited above.

                                            DARTMOUTH CAPITAL GROUP, INC.

                                            By: /s/ Robert P. Keller
                                               ---------------------------------
                                                Robert P. Keller, President

                                            DARTMOUTH CAPITAL GROUP, L.P.

                                            By:   DARTMOUTH CAPITAL GROUP, INC.
                                                  Its General Partner


                                                  By: /s/ Robert P. Keller
                                                     ---------------------------
                                                     Robert P. Keller, President

         [SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDER AGREEMENT]
                         [DATED AS OF FEBRUARY 29, 1996]

                                     KELLER:


                                     /s/ Robert P. Keller
                                     -------------------------------------
                                     Robert P. Keller



                                     PURCHASERS:


                                     /s/ Ernest J. Boch
                                     -------------------------------------
                                     Ernest J. Boch


                                     /s/ John J. Byrne
                                     -------------------------------------
                                     John J. Byrne


                                     /s/ Edward A. Fox
                                     -------------------------------------
                                     Edward A. Fox


                                     /s/ Charles E. Hugel
                                     -------------------------------------
                                     Charles E. Hugel


                                     /s/ K. Thomas Kemp
                                     -------------------------------------
                                     K. Thomas Kemp


                                     /s/ Jefferson W. Kirby
                                     -------------------------------------
                                     Jefferson W. Kirby


                                     NORTHWOOD CAPITAL PARTNERS LLC


                                     By: /s/ Henry T. Wilson
                                        ----------------------------------
                                         Henry T. Wilson

                                     NORTHWOOD VENTURES


                                     By: /s/ Henry T. Wilson
                                         ---------------------------------
                                         Henry T. Wilson


                                     /s/ John J. F. Sherrerd
                                     -------------------------------------
                                     John J. F. Sherrerd


                                     /s/ George W. Wyper
                                     -------------------------------------
                                     George U. Wyper

                                   SCHEDULE A

                  To Amended and Restated Shareholder Agreement
                         Dated as of February 29, 1996.


         Purchaser                          Number of Shares Held          Aggregate Purchase Price Paid
         ---------                          ---------------------          -----------------------------
          Ernest J. Boch                            300                              $30,000
          John J. Byrne                             400                               40,000
          Edward A. Fox                             195                               19,500
          Charles E. Hugel                          125                               12,500
          Robert P. Keller                           50                                5,000
          K. Thomas Kemp                            100                               10,000
          Jefferson W. Kirby                        400                               40,000
          Northwood Ventures                        120                               12,000
          Northwood Capital Partners LLC             30                                3,000
          John J. F. Sherrerd                       125                               12,500
          George U. Wyper                           100                               10,000
